EXHIBIT INDEX

(m)(3) Plan and Agreement of Distribution (Classes A, B and C), dated Oct. 1, 2005, between the Registrant, on behalf of RiverSource Core Bond Fund, RiverSource Income Opportunities Fund and RiverSource Limited Duration Bond Fund, and Ameriprise Financial Services, Inc.

(m)(4) Plan and Agreement of Distribution (Classes A, B and C), dated Oct. 1, 2005, between the Registrant, on behalf of RiverSource Inflation Protected Securities Fund, and Ameriprise Financial Services, Inc.